Exhibit 10.10.1

ElectraMeccanica Vehicles Corp. 8127 East Ray Road Mesa, AZ 85212 www.electrameccanica.com

January 4, 2024

Michael Bridge

4407 North 37th Way

Phoenix, AZ 85018

Mike.bridge@electrameccanica.com

Re: First Retention Agreement Amendment

Dear Michael:

Reference is made to the Retention Agreement (the “Agreement”) by and between you and ElectraMeccanica Vehicles Corp. (the “Company”), dated September 28, 2023. This letter (this “First Amendment”) amends the terms and conditions of the Agreement and shall become effective as of January 4, 2024.

1.Capitalized terms used but not defined in this First Amendment will have the meanings set forth in the Agreement.

2.Section 3 of the Agreement is hereby amended by adding a new Section 3.4 to the end thereof to read as follows:

3.4Impact of Change in Control. Notwithstanding anything in this Agreement to the contrary, if the Company closes a transaction that results in a Change in Control prior to June 30, 2024, such transaction shall result in an immediate vesting of the remaining portion of the Retention Payment which has not yet vested and such amount shall be paid to Executive in a single lump sum cash payment upon the closing of such Change in Control. Such Retention Payment shall be payable to Executive in addition to any severance benefits that may be payable to Executive pursuant to the Employment Agreement upon a separation from employment, on a Change in Control or otherwise.

For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to it in the Company’s 2020 Stock Incentive Plan, provided, that if the Retention Payment is deemed to constitute “nonqualified deferred compensation” (within the meaning of Code Section 409A) a transaction will not be deemed a Change in Control unless the transaction qualifies as “a change in control event” within the meaning of Section 409A of the Code and, provided, further, that this new Section 3.4 shall be deemed void ab initio and of no further force or effect if it is determined that making payment pursuant to this Section 3.4 would subject Executive to taxes or penalties under Code Section 409A.

3.Except as otherwise provided in this First Amendment, the terms of the Agreement will continue to apply and remain in full force and effect, and this First Amendment shall be interpreted in accordance therewith (to the extent not inconsistent with the terms of this First Amendment).

If the foregoing terms and conditions of this First Amendment are acceptable, please indicate your acceptance below by signing and returning this First Amendment to me.

Sincerely,

/s/ Susan Docherty

Susan Docherty

Agreed to and accepted:

Name:	Michael Bridge

Signature:	/s/ Michael Bridge

Date:	1/4/2024